Exhibit 99.1

Atlantic Southern Financial Group, Inc. Reports Net Loss for Second Quarter 2010

MACON, GA., July 23, 2010 — Atlantic Southern Financial Group (NASDAQ:  ASFN) today reported a net loss of $4.0 million, or $0.96 per diluted share, for the second quarter of 2010 compared to net loss of $23.8 million, or $5.65 per share, in the second quarter of 2009, which included a $19.5 million non-cash charge for impairment of goodwill.  The net loss was primarily driven by adding $2.0 million to the allowance for loan losses and paying approximately $1.4 million in FDIC quarterly assessments.

Atlantic Southern’s net loss for the first six months of 2010 was $5.7 million, or $1.35 per share compared to the net loss of $23.0 million, or $5.47 per share, for the first six month of 2009 which included the non-recurring charge for goodwill impairment.

The net interest income for the second quarter of 2010 was $3.8 million compared to $4.5 million for the same period a year earlier, which represents a decrease of $700 thousand.  The net interest margin was 1.82 percent for the second quarter of 2010 compared to 1.94 percent for the second quarter of 2009.  The net interest income for the six months ended June 30, 2010 was $8.2 million compared to $9.9 million for the same period a year earlier, which represents a decrease of $1.7 million.  The net interest margin was 1.95 percent for the six months ended June 30, 2010 compared to 2.19 percent for the same period a year earlier.  “Uncollected interest on non-accrual loans continued to impact the net interest margin in the second quarter.  Our cost of funds has declined, and as credit quality improves over the next several quarters we believe our net interest margin should rebound,” Stevens said.

The Company’s nonperforming assets increased approximately $13.1 million, or 9.53 percent, to approximately $150.1 million as of June 30, 2010 as compared to $137.0 million as of December 31, 2009.  Non-accrual loans decreased approximately $7.0 million from December 31, 2009 to June 30, 2010, largely due to approximately $25.1 million moving to other real estate owned and other assets, $5.7 million in partial charge-offs on non-accrual loans and approximately $4.6 million in pay downs.   During the first six months of 2010, there was approximately $28.4 million in loans moved to non-accrual.  All non-accrual loans are adequately collateralized based on management’s judgment and supported by recent collateral appraisals.  Other real estate owned increased $20.7 million from December 31, 2009 to June 30, 2010.  This increase is largely due to the addition of $24.3 million in foreclosed properties and $419 thousand in capitalized improvements on several foreclosed properties being offset by the sale of $3.6 million in foreclosed properties, resulting in a loss of $51 thousand on these properties.  The Company has written down $350 thousand for several foreclosed properties based upon updated appraisals.  The Company continues to actively market and continuously monitor all other real estate owned properties in order to minimize losses.  “Management is aggressively dealing with deteriorating loans by provisioning for potential future loan losses related to the real estate downturn.  As the economy stabilizes, we believe the loan loss provision expense should moderate.  We expect the remainder of 2010 to continue to be challenging, but we remain committed to our strategy of asset reduction, expense control and aggressively attacking problem credits.  We have recently reorganized our special assets division to further increase its ability to monitor credit quality and work with troubled borrowers,” stated Stevens.

The total nonperforming assets increased to 16.46 percent of total assets as of June 30, 2010 compared to 14.45 percent as of December 31, 2009.  Net charge-offs annualized for the second quarter of 2010 were 2.25 percent of average loans compared to 1.16 percent for the same period a year earlier.  Net charge-offs annualized for the six months ended June 30, 2010 were 1.57 percent compared to 0.71 percent for the same period a year earlier.  During the second quarter of 2010, the Company charged off approximately $3.9 million primarily due to the impairment of several real estate loans.

At June 30, 2010, the allowance for loan loss amounted to $19.3 million, or 2.91 percent of total loans outstanding compared to $21.5 million, or 2.99 percent of total loans outstanding at December 31, 2009.  Provision for loan losses decreased approximately $3.7 million for the second quarter of 2010 to $2.0 million compared to the same period in 2009.  For the six months ended June 30, 2010, provision for loan loss decreased $2.7 million to $3.3 million compared to the same period in 2009.  While there has been an increase in nonperforming loans and an overall decrease in loan activity for the three and six months ended June 30, 2010 compared to the three and six months ended June 30, 2009, the Company decreased its provision for loan losses based on management’s analysis of the allowance for loan losses.

For the second quarter of 2010, noninterest income was $897 thousand compared to $2.1 million for the second quarter of 2009.  Noninterest income for the six months ended June 30, 2010 was $1.8 million compared to $3.3 million for the same period a year earlier.  The decrease is primarily attributed to the Company reporting a small gain of $43 thousand on the calls of investment securities during the second quarter of 2010 compared to a gain of $1.1 million on the sales of several mortgage-backed securities during the second quarter of 2009.  Also, the Company’s mortgage department experienced a decrease in mortgage closing volume during the first six months of 2010 compared to the same period in 2009.

Noninterest expense for the second quarter of 2010 was $6.7 million compared to $7.7 million for the second quarter of 2009, excluding the goodwill impairment charge.  Noninterest expense for the six months ended June 30, 2010 was $12.3 million compared to $13.0 million for the same period a year earlier, excluding the goodwill impairment charge.  The decrease was mostly due to the Company absorbing a significant loss on sales of other real estate properties during the second quarter of 2009 with one particular property loss amounting to $1.3 million.  For the first six months of 2010 when compared to the same period in 2009, the Company has experienced an increase of $965 thousand in other real estate expenses and an increase of $1.2 million in quarterly FDIC assessments with an offset of a decrease in salaries and employee benefits of $865 thousand.    At the end of the second quarter of 2010, the Company held a total of 92 foreclosed properties compared to 37 properties at the end of the second quarter of 2009.  Since the Bank entered into the Cease and Desist Order with the FDIC in September 2009, the Bank has experienced higher assessments due to the Bank’s risk classification with the FDIC. When comparing the first six months of 2010 to the first six months of 2009, the decrease in salaries and employee benefits is attributed to a four percent reduction in staff, a bank officer one day per quarter furlough, and no accrual for bonuses and a reduction in the accrual for the Company’s salary continuation plan.

At June 30, 2010, total gross loans were $663.9 million, down $54.6 million or 7.60 percent, from December 31, 2009.  Total deposits at June 30, 2010 were $835.1 million, a decrease of $26.0 million, or 3.02 percent, from December 31, 2009.  The Company was able to increase its retail time deposits at June 30, 2010 by $23.2 million from December 31, 2009 due to management’s aggressive efforts to increase core deposits obtained both locally and through a national rate-listing service.  Non-interest bearing and interest bearing deposits decreased at June 30, 2010 by $19.1 million from December 31, 2009.  Management continued to significantly reduce its exposure to, and reliance on, wholesale deposit funding by decreasing wholesale deposits at June 30, 2010 by $30.1 million from December 31, 2009.

Total shareholders’ equity was $24.2 million at June 30, 2010.  The Bank’s total risk-based capital ratio at June 30, 2010 was 5.83 percent compared to 6.19 percent at December 31, 2009.  The Company and the Bank were considered “significantly undercapitalized” by bank regulatory authorities as of June 30, 2010.

About Atlantic Southern Financial Group, Inc. and Atlantic Southern Bank

With headquarters in Macon, Georgia, Atlantic Southern Financial Group, Inc., operates nine banking locations in the middle Georgia markets of Macon and Warner Robins, five locations in the coastal markets of Savannah, Darien, Brunswick, one location in the south Georgia market of Valdosta, Georgia and one location in the northeast Florida market of Jacksonville, Florida.  The Company specializes in commercial real estate and small business lending.

Safe Harbor

This news release contains forward-looking statements, as defined by Federal Securities Laws, including statements about financial outlook and business environment.  These statements are provided to assist in the understanding of a future financial performance and such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements.  Any such statements are based on current expectations and involve a number of risks and uncertainties.  For a discussion of factors that may cause such forward-looking statements to differ materially from actual results, please refer to the section entitled “Forward-Looking Statements” in Atlantic Southern Financial Group, Inc.’s annual report filed on Form 10-K with the Securities and Exchange Commission.

Atlantic Southern Financial Group, Inc.

Financial Highlights

(unaudited)

(In Thousands, Except Per Share Data)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2010	2009	2010	2009
EARNINGS (LOSS) SUMMARY
Interest and dividend income	$8,949	$11,702	$18,730	$24,249
Interest expense	5,167	7,208	10,538	14,358
Net interest income	3,782	4,494	8,192	9,891
Provision for loan losses	2,034	5,718	3,336	6,068
Noninterest income	897	2,081	1,766	3,343
Operating expenses (1)	6,683	7,701	12,293	13,014
Operating loss before taxes	(4,038)	(6,844)	(5,671)	(5,848)
Income tax benefit	—	2,596	—	2,342
Net operating loss (1)	(4,038)	(4,248)	(5,671)	(3,506)
Noncash goodwill impairment charge	—	19,534	—	19,534
Net loss	$(4,038)	$(23,782)	$(5,671)	$(23,040)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2010	2009	2010	2009
PERFORMANCE MEASURES
Per Share Data:
Net loss	$(0.96)	$(5.65)	$(1.35)	$(5.47)
Diluted net loss	(0.96)	(5.65)	(1.35)	(5.47)
Book value	5.65	15.42	5.65	15.42
Tangible book value	5.09	14.77	5.09	14.77

Key Performance Ratios
Return on average assets (2)	-1.73%	-8.75%	-1.22%	-4.41%
Return on average equity (2)	-60.98%	-106.61%	-41.04%	-51.83%
Net interest margin, tax equivalent (2)	1.82%	1.94%	1.95%	2.19%

(1) Excludes the non-recurring goodwill impairment charge of $19.5 million in the second quarter of 2009.

(2) Annualized

	June 30,	December 31,
	2010	2009
ASSET QUALITY
Non-performing assets/loans & OREO	21.27%	18.52%
Allowance for loan losses/total loans	2.91%	2.99%
Allowance for loan losses/non-performing loans	17.84%	18.53%
Net charge-offs to average loans (3)	1.59%	4.27%

AT PERIOD END
Loans	$663,948	$718,559
Earning Assets	830,304	892,065
Total Assets	911,587	948,380
Deposits	835,108	861,157
Shareholders’ Equity	24,167	29,639

AVERAGE BALANCES
Loans	$697,908	$779,790
Earning Assets	855,017	967,271
Total Assets	939,008	1,070,628
Deposits	855,962	927,405
Shareholders’ Equity	27,865	74,504

(3) June 30, 2010 is annualized.